SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                              RESTATED Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                        Niagara Mohawk Power Corporation
                                (Name of Issuer)

                           7.72% Cumulative Preferred
                         (Title of Class of Securities)

                                    653522888
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















                                Page 1 of 4 Pages

CUSIP No.   653522888


-------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        The Colonial Group, Inc.; 04-2934627

-------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

-------------------------------------------------------------------------------
3)      SEC Use Only



-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        Commonwealth of Massachusetts

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1993, by Each Reporting Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power:  --

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  25,555

-------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        25,555

-------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

-------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        6.39%

-------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        HC







                                Page 2 of 4 Pages

CUSIP No.   653522888


-------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        John A. McNeice, Jr.; ###-##-####

-------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

-------------------------------------------------------------------------------
3)      SEC Use Only



-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        Commonwealth of Massachusetts

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1993, by Each Reporting Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power:  --

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  25,555

-------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        25,555

-------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

-------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        6.39%

-------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        IN







                                Page 2 of 4 Pages

CUSIP No.   653522888


-------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        Colonial Management Associates, Inc.; 04-2271697

-------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

-------------------------------------------------------------------------------
3)      SEC Use Only



-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        Commonwealth of Massachusetts

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1993, by Each Reporting Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power:  --

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  25,555

-------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        25,555

-------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

-------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        6.39%

-------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        IA







                                Page 2 of 4 Pages

Item 1(a)       Name of Issuer:

                Niagara Mohawk Power Corporation

Item 1(b)       Address of Issuer's Principal Executive Offices:

                300 Erie Boulevard, West
                Syracuse, NY  13202

Item 2(a)       Name of Person Filing:

                See Item 1) of attached cover sheets

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                One Financial Center
                Boston, Massachusetts  02111

Item 2(c)       Citizenship:

                See Item 4) of attached cover sheets

Item 2(d)       Title of Class of Securities:

                7.72% Cumulative Preferred

Item 2(e)       CUSIP Number:

                653522888

Item 3          Type of Reporting Person:

                (e) [ X ]  Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                (g) [ X ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note See Item 7) John A. McNeice Jr. may be deemed a controlling stockholder of Parent Holding Company

Item 4          Ownership:

                (a)  Amount Beneficially Owned:  25,555 shares

                (b)  Percent of Class:  6.39%

                (c)(i)   sole power to voter to direct the vote:  --

                   (ii)  shared power to vote or to direct the vote:  --

                   (iii) sole power to dispose or to direct the disposition
                         of:  --

                   (iv) shared power to dispose or to direct the disposition of: 25,555

Item 5          Ownership of Five Percent or Less of a Class

                N/A

Item 6          Ownership of More Than Five Percent on Behalf of Another Person

                N/A

                                Page 3 of 4 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                By the Parent Holding Company

                Colonial Management Associates, Inc.
                One Financial Center
                Boston, Massachusetts  02111
                04-2271697; IA

Item 8          Identification and Classification of Members of the Group

                N/A

Item 9          Notice of Dissolution of Group

                N/A

Item 10         Certification

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose for effect.

                Signature

                After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                Signature:  JOHN A MCNEICE, JR.

                Name/Title:  John A.  McNeice,  Jr.,  Individually,  Chairman of
                             the Board of The  Colonial  Group,
                             Inc., and Colonial Management Associates, Inc.

















                                Page 4 of 4 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        Niagara Mohawk Power Corporation
                                (Name of Issuer)

                           7.72% Cumulative Preferred
                         (Title of Class of Securities)

                                    653522888
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















                                Page 1 of 6 Pages

CUSIP No.   653522888


------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        The Colonial Group, Inc.; 04-2934627

------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

------------------------------------------------------------------------------
3)      SEC Use Only



-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        Commonwealth of Massachusetts

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1997, by Each Reporting Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power:  --

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  0

-------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        0

-------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

-------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        0.00%

-------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        HC







                                Page 2 of 6 Pages

CUSIP No.   653522888


-------------------------------------------------------------------------------
1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        Colonial Management Associates, Inc.; 04-2271697

-------------------------------------------------------------------------------
2)      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [    ]
        (b)   [    ]

-------------------------------------------------------------------------------
3)      SEC Use Only



-------------------------------------------------------------------------------
4)      Citizenship or Place of Organization

        Commonwealth of Massachusetts

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned as of December 31, 1997, by Each Reporting Person With

5)      Sole Voting Power:  --

6)      Shared Voting Power:  --

7)      Sole Dispositive Power:  --

8)      Shared Dispositive Power:  0

-------------------------------------------------------------------------------
9)      Aggregate Amount Beneficially Owned by Each Reporting Person

        0

------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row 9 Excludes Certain Shares
        (See Instructions)

        [    ]

------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9

        0.00%

-------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)

        IA







                                Page 3 of 6 Pages

Item 1(a)       Name of Issuer:

                Niagara Mohawk Power Corporation

Item 1(b)       Address of Issuer's Principal Executive Offices:

                300 Erie Boulevard, West
                Syracuse, NY  13202

Item 2(a)       Name of Person Filing:

                See Item 1) of attached cover sheets

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                One Financial Center
                Boston, Massachusetts  02111

Item 2(c)       Citizenship:

                See Item 4) of attached cover sheets

Item 2(d)       Title of Class of Securities:

                7.72% Cumulative Preferred

Item 2(e)       CUSIP Number:

                653522888

Item 3          Type of Reporting Person:

                (e) [ X ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                (g) [ X ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note See Item 7)

Item 4          Ownership:

                (a)  Amount Beneficially Owned:  0 shares

                (b)  Percent of Class:  0.00%

                (c)(i)   sole power to voter to direct the vote:  --

                   (ii)  shared power to vote or to direct the vote:  --

                   (iii) sole power to dispose or to direct the disposition
                         of:  --

                   (iv) shared power to dispose or to direct the disposition of: 0

Item 5          Ownership of Five Percent or Less of a Class

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6          Ownership of More Than Five Percent on Behalf of Another Person

                N/A

                                Page 4 of 6 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                By the Parent Holding Company

                Colonial Management Associates, Inc.
                One Financial Center
                Boston, Massachusetts  02111
                04-2271697; IA

Item 8          Identification and Classification of Members of the Group

                N/A

Item 9          Notice of Dissolution of Group

                N/A

Item 10         Certification

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose for effect.

                Signature

                After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                Date:  February 11, 1998



                THE COLONIAL GROUP, INC.
                COLONIAL MANAGEMENT ASSOCIATES, INC.




                MICHAEL H. KOONCE
                Signature

                Michael H. Koonce, Vice President (TCG),
                Sr. Vice President (CMAI)
                Name/Title

















                                Page 5 of 6 Pages

                                    EXHIBIT A

                             JOINT FILING AGREEMENT



         In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 11, 1998.





                COLONIAL MANAGEMENT ASSOCIATES, INC.
                THE COLONIAL GROUP, INC.



        By:   MICHAEL H. KOONCE
              Michael H. Koonce
              Vice President (TCG), Sr. Vice President (CMAI)






























                                Page 6 of 6 Pages